EXHIBIT 23.2



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated May 31, 2001, accompanying the financial statements and schedule included in the Annual Report of Fleming Companies, Inc. Matching 401 (k) Plan (formerly known as the Consolidated Savings Plus and Stock Ownership Plan for Fleming Companies, Inc. and Its Subsidiaries) on Form 11-K for the year ended December 29, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statement of Fleming Companies, Inc. on Form S-8 (File No. 333-89375), effective October 20, 1999.


GRANT THORNTON LLP

Oklahoma City, Oklahoma
June 25, 2001